Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND

RIGHTS AND NUMBER OF SHARES OF

SERIES C 15% CONVERTIBLE REDEEMABLE PREFERRED STOCK

OF

AUTHENTIDATE HOLDING CORP.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Authentidate Holding Corp., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: That the original Certificate of Designations, Preferences and Rights and Number of Shares of Series C 15% Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”) was originally filed with the Secretary of State of Delaware on October 11, 2010. This Certificate of Amendment to the Certificate of Designations, Preferences and Rights and Number of Shares of Series C Preferred Stock of the Corporation (the “Certificate of Amendment”) amends the Certificate of Designations, Preferences and Rights and Number of Shares of Series C Preferred Stock (the “Certificate of Designation”).

SECOND: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth proposed amendments of the Certificate of Designation of said Corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Designation of the Series C Preferred Stock of this Corporation be amended by changing the definition of the term “Maturity Date” in Section 1 thereof so that, as amended, the definition of the term “Maturity Date” in Section 1 shall be and read as follows:

“Maturity Date” means the date that is the 30 month anniversary of the Original Issue Date, which date is agreed to be April 12, 2013.”

AND IT IS FURTHER RESOLVED, that the Certificate of Designation of the Series C Preferred Stock of this Corporation be amended by changing Section 3(a) thereof so that, as amended, Section 3(a) of the Certificate of Designation shall be and read as follows:

(a) Subject to the limitations described below, Holders of shares of Series C Preferred Stock will be entitled to receive out of funds of the Corporation legally available for payment, dividends in cash, or in the event of a Mandatory Conversion, in additional shares of Common Stock of the Corporation, at a rate of 15% of the Stated Value per annum; provided, however, that effective upon the filing of this Certificate of Amendment, Holders of shares of Series C Preferred Stock will be entitled to receive out of funds of the Corporation legally available for payment, dividends in cash, or in the event of a Mandatory Conversion, in additional shares of Common Stock of the Corporation, at a rate of 20% of the Stated Value per annum for the period commencing on April 13, 2012 through the Maturity Date. Dividends shall be payable on the first to occur of either (i) the date upon which Mandatory Conversion occurs or (ii) the Maturity Date. Dividends will be cumulative from the Original Issue Date and will be payable to holders of record as they appear on the stock books of the Corporation on the tenth business day prior to the dividend payment date. If any dividend payment date is not a business day, such dividend payment date shall be the next succeeding Business Day.

AND IT IS FURTHER RESOLVED, that the Certificate of Designation of the Series C Preferred Stock of this Corporation be amended by changing Section 5(a) thereof so that, as amended, Section 5(a) of the Certificate of Designation shall be and read as follows:

(a) If the Corporation has not obtained Shareholder Approval on or before the Maturity Date, all shares of Series C Preferred Stock shall be redeemed by the Corporation on the Maturity Date in exchange for the payment of the Redemption Price by the Corporation; provided, however, that if any shares of Series B Convertible Preferred Stock are outstanding at such time, the Corporation shall either first redeem such shares in accordance with the terms of the Certificate of Designations, Preferences and Rights and Number of Shares of Series B Convertible Preferred Stock on or prior to the Maturity Date or obtain the consent of the holders of a majority of the shares of Series B Convertible Preferred Stock for the redemption of the shares of Series C Preferred Stock.

THIRD: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares of Common Stock and Series C Preferred Stock, as required by statute, were voted in favor of the amendment.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this 9th day of April, 2012.

AUTHENTIDATE HOLDING CORP.

By:	/s/ O’Connell Benjamin
Name:	O’Connell Benjamin
Title:	Chief Executive Officer

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